UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): April 10, 2017

CEDAR FAIR, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9444	34-1560655
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

One Cedar Point Drive,

Sandusky, Ohio 44870-5259

(419) 626-0830

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On April 10, 2017, Cedar Fair, L.P. (“Cedar Fair”) issued (1) a news release announcing that it, together with its wholly owned subsidiaries Magnum Management Corporation (“Magnum”), Canada’s Wonderland Company (“Cedar Canada”) and Millennium Operations LLC (“Millennium” and, collectively, with Cedar Fair, Magnum and Cedar Canada, the “Issuers”), commenced a private offering of $500 million aggregate principal amount of senior unsecured notes due 2027 (the “Notes”) and (2) a news release announcing that the Issuers priced the offering of Notes.

Concurrently with the closing of the offering of the Notes, Cedar Fair will close on new senior secured credit facilities, consisting of a $750 million seven-year term loan facility and a $275 million five-year revolving credit facility (the “New Credit Facilities”). The offering of the Notes is not conditioned upon completion of the New Credit Facilities and related refinancing.

Cedar Fair intends to use the net proceeds of the offering, together with borrowings under the New Credit Facilities, to redeem all of its 5.25% senior unsecured notes due 2021, as well as accrued interest and transaction fees and expenses, to repay in full all amounts outstanding under its existing credit facilities and for general corporate purposes. The news releases related to these announcements are filed as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Text of news release issued by Cedar Fair on April 10, 2017, regarding the commencement of a private offering of the Notes.

99.2	Text of news release issued by Cedar Fair on April 10, 2017, regarding the pricing of the Notes.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 10, 2017	CEDAR FAIR, L.P.

	By:	Cedar Fair Management, Inc., General Partner

	By:	/s/ Brian C. Witherow
Brian C. Witherow
Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit Number	Description of Exhibit

99.1	Text of news release issued by Cedar Fair on April 10, 2017, regarding the commencement of a private offering of the Notes.

99.2	Text of news release issued by Cedar Fair on April 10, 2017, regarding the pricing of the Notes.